UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2014

Rhino Resource Partners LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive offices) (Zip Code)

(859) 389-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Rhino Resource Partners LP (the “Partnership”) announced that Joseph E. Funk has been named to the position of President and Chief Executive Officer (“CEO”) of Rhino GP LLC, the general partner of the Partnership (“Rhino GP”), as of November 14, 2014.  Also as of November 14, 2014, Christopher I. Walton, PE, the former President and CEO of Rhino GP, was relieved of his responsibilities and is no longer employed by Rhino GP.

Mr. Funk, age 54, has served as the President of the Partnership’s Elk Horn coal leasing operation since its acquisition in July 2011. Prior to Elk Horn’s acquisition by the Partnership, Mr. Funk served as Executive Vice President of The Elk Horn Coal Company since joining that organization in 2010. From 2007 to 2010, Mr. Funk served as Chief Financial Officer at BD Acquisition LLC, a coal mining company with operations in eastern Kentucky, which emerged from its predecessor, Black Diamond Mining Company, where Mr. Funk served as a senior financial executive. Mr. Funk is a Certified Public Accountant and has approximately 30 years of experience in the coal industry.

In connection with his appointment as President and CEO of Rhino GP, Mr. Funk and Rhino GP entered into an employment agreement, dated and effective as of November 14, 2014.  Mr. Funk’s employment agreement provides for his employment as President and CEO of Rhino GP until December 31, 2017 and sets forth an annual base salary of $365,000 per year during the term of his agreement.  Mr. Funk’s agreement entitles him to receive an annual bonus calculated as 1% of the Partnership’s annual EBITDA, as defined in the employment agreement.  For 2014, Mr. Funk will receive an annual bonus consisting of (i) for January 1, 2014 through November 13, 2014, an amount equal to the bonus paid to Mr. Funk for 2013 pro-rated for such period and (ii) for November 14, 2014 through December 31, 2014, an amount equal to 1% of the Partnership’s estimated EBITDA pro-rated for such period.  In addition, Mr. Funk will be entitled to participate in Rhino GP’s long-term incentive plan and other compensation that may be awarded on terms and conditions provided by the compensation committee of the board of directors of Rhino GP in its sole and absolute discretion. Rhino GP will use reasonable efforts to accelerate vesting of the 4,453 phantom units previously granted to Mr. Funk plus any awarded units as part of the 2014 bonus.  Mr. Funk will also be provided with an automobile suitable for his duties and responsibilities.

Under the employment agreement with Mr. Funk, if his employment is terminated by Rhino GP without “cause,” subject to his signing a release agreement satisfactory to Rhino GP of all claims he may have against Rhino GP, Mr. Funk would be entitled to receive a lump sum payment equal to six months’ worth of his base salary, any outstanding earned vacation, and continued family health insurance, at the same premium cost as was in effect on the date of termination, until the earlier of six months or the date he becomes covered under a new employer’s plan.  For purposes of the employment agreement with Mr. Funk, “cause” means (1) the commission of an act of dishonesty or fraud against Rhino GP, (2) a breach of his obligations under the employment agreement and failure to cure such breach within ten business days after written notice thereof, (3) being convicted of or pleading guilty or nolo contendere to any felony or to any misdemeanor involving financial dishonesty or any other crime that would indicate that Mr. Funk is not capable of successfully performing his obligations under the agreement or (4) failing or neglecting to diligently perform his duties as reasonably determined by Rhino GP.  Should Mr. Funk’s employment be terminated as a result of death or disability, he or his estate, as applicable, would be entitled to receive any accrued obligations under the employment agreement and any pro-rated bonus earned or awarded.

Under the employment agreement, the Partnership has the right to reassign Mr. Funk to his prior position as President of Elk Horn, with compensation equal to the compensation that was payable prior to Mr. Funk’s appointment as President and CEO of Rhino GP. In addition, upon providing the Partnership 90 days written notice, Mr. Funk has the right per his employment agreement to return to his prior position as President of Elk Horn, with compensation equal to the compensation that was payable prior to Mr. Funk’s appointment as President and CEO of Rhino GP.  Mr. Funk also has the right to terminate the employment agreement if substantially all of Rhino GP’s assets or 50% of its voting membership units are sold to one or more entities that are not subsidiaries or affiliates of Rhino GP, Wexford Capital LP or any investment fund managed by Wexford Capital LP.  In such event, Mr. Funk would be entitled to the severance payment and payment for outstanding earned vacation discussed above.

Mr. Funk is subject to certain confidentiality, noncompete and nonsolicitation provisions contained in his employment agreement. The confidentiality covenants are perpetual, while the noncompete covenants apply during the term of Mr. Funk’s employment agreement and for six months following termination of employment. The nonsolicitation period runs concurrently with the applicable noncompete period.

The foregoing summary of the material terms of Mr. Funk’s employment agreement with Rhino GP does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner
Dated: November 20, 2014
	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel